Dear Customers, Shareholders and Friends:

Please find enclosed the unaudited financial statements as of June 30, 2011 and for the first six months of 2011.

We are pleased to report that Your Bank generated a record net income of $1.7 million for the six month period ended June 30, 2011 compared to $1.5 million in the six month period ended June 30, 2010.  This increase of $207 thousand, or 13.6%, can largely be attributed to the combination of:  1) the maintenance of net interest income during a time of historic low interest rates, 2) a 39.7% reduction in loan loss provision expense, and 3) the ongoing control of non-interest expenses.  Earnings per share for the six month period ended June 30, 2011 amounted to $1.20 versus $1.06 for the same period in 2010.

Looking at the balance sheet, total assets amounted to $486.0 million on June 30, 2011 versus $492.9 million on June 30, 2010.  This represents a $6.9 million, or a 1.4%, decline over this twelve month time frame and can be attributed to the combination of record low interest rates causing a decline in certificates of deposit balances as well as management’s strategy to reposition the balance sheet to add further strength and liquidity as noted in the first quarter report.

In regard to the certificates of deposit, this level fell to $210.9 million on June 30, 2011.  This is a $15.3 million, or 6.8%, decline from the June 30, 2010 level of $226.2 million.  This decrease is a result of customers being reticent to reinvest in time deposits during a period of record low interest rates.  Partially offsetting this decrease was a $3.0 million, or a 5.6%, increase in demand deposits and a $2.7 million, or a 2.2%, increase in savings deposits.  Overall, total deposits fell $9.6 million, or 2.4%, from $403.8 million on June 30, 2010 to $394.2 million on June 30, 2011.

It is very encouraging to note that total loans on June 30, 2011 amounted to $363.8 million.  At first glance, this represents only a marginal increase from $363.2 million on June 30, 2010.  However, as reported in the first quarter, total loans amounted to $353.5 million on March 31, 2011.  Over the three month period from April 1, 2011 to June 30, 2011, loans increased $10.3 million, or 2.9%.  This should bolster net interest income the remainder of the year.

On June 30, 2011, total stockholders’ equity was a record $30.9 million. This equates to a book value per share of $21.50 and represents a 4.5% increase from the June 30, 2010 book value per share of $20.58.  It is important to note that during the twelve month time frame from July 1, 2010 to June 30, 2011, dividends paid to shareholders totaled $1.1 million.  Also, we are pleased to report that the quarter ended June 30, 2011 marked the thirty-fifth consecutive quarter that Your Bank has paid dividends to its shareholders.  Total dividends paid by the Company now exceed $5.6 million as of June 30, 2011.

We want to continue to express our appreciation to our shareholders and customers for enabling us to achieve the results stated herein.  We appreciate your business, your referrals, and your support!  Should you have any questions about Your Bank or about this report, please do not hesitate to call.

Sincerely,

/s/ Geoffrey S. Sheils                                                 /s/ Robert H. Beymer

Geoffrey S. Sheils                                                      Robert H. Beymer
President & CEO                                                      Chairman of the Board

First Sentry Bancshares, Inc.
Balance Sheets
June 30, 2011 and 2010
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	6/30/11	6/30/10
Cash and Fed Funds Sold	$10,612	$14,418

Investment Securities	100,801	101,580

Loans	363,824	363,215
Less: Allowance for Loan Losses	5,530	4,785
Net Loans	358,294	358,430

Bank Premises and Equipment	6,537	6,863
Intangible Assets	2,830	3,074
Other Assets	6,930	8,567

Total Assets	$486,004	$492,932

DEPOSITS
Demand	$56,171	$53,168
Savings	127,153	124,475
Time Deposits	210,891	226,199
Total Deposits	394,215	403,842

Borrowings	50,533	49,149
Other Liabilities	1,354	1,359

Total Liabilities	446,102	454,350

Trust Preferred Securities	9,000	9,000

Common Stock, $1 par value,
5,280,000 authorized,
1,437,651 issued and outstanding	1,438	1,438
Additional Paid-in Capital	15,294	15,294
Retained Earnings	13,809	12,201
Unrealized Gain (Loss) on Investments	361	649
Total Stockholders’ Equity	30,902	29,582

Total Liabilities & Stockholders’ Equity	$486,004	$492,932

Book Value per Share	$21.49	$20.58

First Sentry Bancshares, Inc.
Statements of Income
For the Six Months Ended
June 30, 2011 and 2010
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	Through	Through
Interest Income	6/30/11	6/30/10
Loans, Including Fees	$9,654	$10,243
Investment Securities	1,368	1,649
Total Interest Income	11,022	11,892

Interest Expense	3,101	3,730

Net Interest Income	7,921	8,162

Non-Interest Income
Service Charges	392	491
Other Charges and Fees	271	257
Total Non-Interest Income	663	748

Loan Loss Provision Expense	1,058	1,755

Gross Operating Income	7,526	7,155

Non-Interest Expense
Salaries and Employee Benefits	2,197	2,150
Equipment and Occupancy	578	582
Data Processing	327	312
Professional Fees	383	265
Insurance	341	354
Taxes, Other	124	137
Other Expenses	1,058	1,097
Total Other Expense	5,008	4,897

Securities Losses	(24)	(14)

Income before Income Tax	2,494	2,244

Income Tax Expense	768	725

Net Income	$1,726	$1,519

Six Months Earnings per Share	$1.20	$1.06